Exhibit 99.1

For Immediate Release:

TIME WARNER INC. REPORTS SECOND QUARTER 2012 RESULTS

Second-Quarter Highlights

—	Company posted Revenues of $6.7 billion and Adjusted Operating Income of $1.2 billion

—	Networks delivered highest second quarter Revenues and Adjusted Operating Income ever

—	Adjusted EPS of $0.59

—	Company repurchased 40 million shares for $1.5 billion year-to-date through July 27, 2012

NEW YORK, August 1, 2012 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2012.

Chairman and Chief Executive Officer Jeff Bewkes said: “Across Time Warner, we’re continuing to make progress on our long-term goals, and we remain on track to meet our financial objectives for the year. This quarter, our results highlight the strength and potential of our networks and television production businesses, which generate the bulk of our revenues and earnings. We saw terrific performance at most of the Turner networks. For instance, TNT was the #1 network on ad-supported cable, bolstered by another great NBA season and the introduction of original hits like Dallas. TBS was up 30% in primetime in its key demographic in the quarter, thanks in part to the success of The Big Bang Theory, which remains the #1 sitcom on ad-supported cable. HBO’s original series like True Blood and Game of Thrones are continuing to see strong viewership. At the same time, HBO’s programming is continuing to garner critical acclaim, including receiving 81 Primetime Emmy nominations, the most of any network for the twelfth year in a row.”

Mr. Bewkes added: “On the television production side, it was another standout quarter for Warner Bros. During the recent upfront buying season, Warner Bros. secured orders from the broadcast networks for 16 returning series and 9 new shows, making it the top producer of network TV primetime programming once again. And we’ve recently successfully syndicated a number of series, both to traditional and new SVOD buyers. Finally, reflecting our continuing commitment to shareholder returns and our confidence in our competitive position and growth prospects, this year we’ve returned about $2.0 billion of capital in the form of share repurchases and dividends.”

Company Results

Revenues decreased 4% to $6.7 billion and Adjusted Operating Income declined 5% to $1.2 billion in the second quarter of 2012 due to growth at the Networks segment offset by declines at the Film and TV Entertainment and Publishing segments as well as a significant year-over-year increase in intersegment eliminations. Adjusted Operating Income margins were 18% for the second quarter of both 2012 and 2011. Operating Income decreased 16% to $1.1 billion, while Operating Income margins were 16% for the second quarter of 2012 compared to 18% for the prior year quarter.

In the second quarter, the Company posted Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $0.59 versus $0.60 for the year-ago quarter. Diluted Income per Common Share was $0.44 for the three months ended June 30, 2012 compared to $0.59 for last year’s second quarter.

For the first six months of 2012, Cash Provided by Operations from Continuing Operations reached $759 million and Free Cash Flow totaled $520 million. As of June 30, 2012, Net Debt was $17.4 billion, up from $16.0 billion at the end of 2011, due to share repurchases and dividends, offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2012, the Company’s Board of Directors authorized an additional $4.0 billion in stock repurchases.

From January 1, 2012 through July 27, 2012, the Company repurchased approximately 40 million shares of common stock for approximately $1.5 billion. These amounts reflect the purchase of 16 million shares of common stock for $566 million since the amounts reported in the Company’s first quarter earnings release issued on May 2, 2012.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three and six months ended June 30 by line of business (millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Networks	$ 3,598	$ 3,451	$ 7,200	$ 6,947
Film and TV Entertainment(a)	2,614	2,847	5,398	5,451
Publishing	858	946	1,631	1,744
Intersegment eliminations	(326)	(214)	(506)	(429)
Total Revenues	$ 6,744	$ 7,030	$ 13,723	$ 13,713

Adjusted Operating Income (Loss) (b) :
Networks	$ 1,121	$ 1,026	$ 2,322	$ 2,194
Film and TV Entertainment(a)	137	163	352	318
Publishing	97	169	136	232
Corporate	(78)	(84)	(178)	(175)
Intersegment eliminations	(64)	5	(68)	(15)
Total Adjusted Operating Income	$ 1,213	$ 1,279	$ 2,564	$ 2,554

Operating Income (Loss) (b) :
Networks(c)	$ 974	$ 1,024	$ 2,117	$ 2,186
Film and TV Entertainment(a)	134	154	348	312
Publishing	97	169	93	232
Corporate	(78)	(86)	(180)	(179)
Intersegment eliminations	(64)	5	(68)	(15)
Total Operating Income	$ 1,063	$ 1,266	$ 2,310	$ 2,536

Depreciation and Amortization:
Networks	$ 87	$ 92	$ 174	$ 185
Film and TV Entertainment(a)	94	95	184	190
Publishing	33	36	65	72
Corporate	7	7	13	14
Total Depreciation and Amortization	$ 221	$ 230	$ 436	$ 461

(a)

Effective for the first quarter of 2012, Time Warner changed the name of its Filmed Entertainment reportable segment to Film and TV Entertainment. This change did not affect the composition of the segment; accordingly, all prior period financial information related to this reportable segment was unaffected.

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and six months ended June 30, 2012 and 2011 included restructuring and severance costs of (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Networks	$ (8)	$ (6)	$ (22)	$ (18)
Film and TV Entertainment	(2)	(16)	(8)	(22)
Publishing	(12)	–	(18)	(12)
Corporate	(1)	(2)	(1)	(2)
Total Restructuring and Severance Costs	$ (23)	$ (24)	$ (49)	$ (54)

(c)

Operating Income included $147 million and $205 million in charges for the three and six months ended June 30, 2012, respectively, related to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey.

Presented below is a discussion of the performance of Time Warner’s segments for the second quarter of 2012. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues increased 4% ($147 million) to $3.6 billion, with increases of 6% ($124 million) in Subscription revenues and 2% ($26 million) in Advertising revenues, partly offset by a decline of 5% ($14 million) in Content revenues. Subscription revenues benefitted primarily from higher domestic rates and, to a lesser extent, international growth and an increase in subscribers at HBO. The increase in Advertising revenues was driven by growth at Turner’s domestic entertainment networks, principally due to higher pricing and an increase in the number of NBA games. This increase was offset in part by declines at Turner’s domestic news networks and international entertainment networks, as well as the timing of the NCAA Division I Men’s Basketball Championship events (the “NCAA Tournament”) and the transfer of management of SI.com and Golf.com from Turner to Time Inc. during the second quarter of 2012. Content revenues declined due to lower licensing revenues.

Adjusted Operating Income grew 9% ($95 million) to $1.1 billion, reflecting higher revenues, partly offset by increased expenses, including higher programming costs. Programming costs grew 3%, due primarily to higher costs for sports programming and originals. The increase in sports programming costs was due in part to an increase in the number of NBA games, offset partly by the timing of the NCAA Tournament. Operating Income declined 5% ($50 million) to $974 million. The current year period included $147 million in charges related to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey.

TNT was ad-supported cable’s #1 network with adults 18-49 in primetime in the second quarter of 2012. Perception and Dallas on TNT are ad-supported cable’s #1 and #2 new series year-to-date among total viewers, respectively. TNT’s 2011/2012 NBA regular-season coverage was up among viewers and households for the fifth straight year, making it the highest-rated and most-viewed in the network’s 28-year history with the league. TBS averaged 1.8 million primetime total viewers in the second quarter of 2012, up 37% over last year, and The Big Bang Theory ranked as ad-supported cable’s #1 sitcom in the quarter. In addition, Adult Swim again ranked #1 among ad-supported cable networks for key adult demographics in total day delivery in the quarter.

HBO received 81 Primetime Emmy nominations in July, the most for any network for the twelfth year in a row, including Outstanding Drama Series nominations for Boardwalk Empire and Game of Thrones. To date, True Blood is averaging over 11 million total viewers per episode in its fifth season, and its Sunday night premieres are the highest rated on premium and ad-supported cable. Game of Thrones also averaged over 11 million total viewers per episode in its recently concluded second season, up more than 20% over its first season. HBO recently added Amazon’s Kindle Fire and Android tablets to the devices supporting HBO GO, its authenticated online video service.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues decreased 8% ($233 million) to $2.6 billion, due mainly to difficult comparisons to the year-ago period. The prior year quarter included revenues from the theatrical release of The Hangover Part II; the home entertainment release of Harry Potter and the Deathly Hallows: Part 1; and the videogame releases of Mortal Kombat 9 and LEGO Pirates of the Caribbean: The Video Game. These declines were offset in part by higher television licensing revenues, which benefitted from the initial cable availability of The Mentalist, and higher initial telecast fees.

Adjusted Operating Income declined 16% ($26 million) to $137 million, due primarily to lower revenues, offset partially by lower pre-release advertising expenses and lower theatrical valuation adjustments. Operating Income was 13% lower ($20 million) at $134 million.

Since its opening on July 20 through July 29, The Dark Knight Rises has grossed over $535 million worldwide. In addition, Magic Mike has grossed over $100 million at the domestic box office from its initial release in June through July 29, 2012. During the recent upfronts, Warner Bros. Television Group led all studios with orders for 16 returning series and 9 new series on the U.S. broadcast networks’ primetime schedules for the 2012-2013 television season, making it the largest provider of network TV programming for the 21st time in the past 26 years. Warner Bros. also sold the off-network rights to its hit shows 2 Broke Girls and Mike & Molly.

PUBLISHING (Time Inc.)

Revenues declined 9% ($88 million) to $858 million, reflecting declines of 7% ($36 million) in Advertising revenues, 11% ($36 million) in Subscription revenues and 13% ($11 million) in Other revenues. Advertising revenues decreased due to lower domestic magazine advertising revenues. The decrease in Subscription revenues was due primarily to lower worldwide newsstand revenues and domestic subscription sales. In addition, the prior year’s second quarter benefitted from strong special issues. During the quarter, Time Inc. assumed management of SI.com and Golf.com from Turner Broadcasting, which benefitted Advertising revenues and negatively impacted Other revenues by similar amounts.

Operating Income decreased 43% ($72 million) to $97 million, primarily reflecting the decline in domestic revenues.

During the first half of 2012, Time Inc. maintained its leading share of overall domestic magazine advertising with 21.5% (Publishers Information Bureau data).

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $0.59 for the three months ended June 30, 2012, compared to $0.60 in last year’s second quarter. The decrease in Adjusted EPS primarily reflects lower Adjusted Operating Income.

For the three months ended June 30, 2012, the Company reported Net Income attributable to Time Warner Inc. shareholders of $430 million, or $0.44 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2011’s second quarter of $638 million, or $0.59 per diluted common share.

For the second quarter of 2012 and 2011, the Company reported Net Income of $429 million and $637 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2012 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, August 1, 2012. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	June 30, 2012	December 31, 2011

ASSETS
Current assets
Cash and equivalents	$2,470	$3,476
Receivables, less allowances of $1,448 and $1,957	6,411	6,922
Inventories	1,999	1,890
Deferred income taxes	645	663
Prepaid expenses and other current assets	565	481

Total current assets	12,090	13,432

Noncurrent inventories and film and TV production costs	6,207	6,594
Investments, including available-for-sale securities	1,895	1,820
Property, plant and equipment, net	3,911	3,963
Intangible assets subject to amortization, net	2,057	2,232
Intangible assets not subject to amortization	7,803	7,805
Goodwill	29,973	30,029
Other assets	2,019	1,926

Total assets	$65,955	$67,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,519	$7,815
Deferred revenue	996	1,084
Debt due within one year	457	23

Total current liabilities	7,972	8,922

Long-term debt	19,421	19,501
Deferred income taxes	2,466	2,541
Deferred revenue	532	549
Other noncurrent liabilities	6,121	6,334

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 950 million and 974 million shares outstanding	17	17
Paid-in-capital	155,310	156,114
Treasury stock, at cost (702 million and 678 million shares)	(34,379)	(33,651)
Accumulated other comprehensive loss, net	(848)	(852)
Accumulated deficit	(90,658)	(91,671)

Total Time Warner Inc. shareholders’ equity	29,442	29,957
Noncontrolling interests	1	(3)

Total equity	29,443	29,954

Total liabilities and equity	$65,955	$67,801

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Revenues	$6,744	$7,030	$13,723	$13,713
Costs of revenues	(3,865)	(4,044)	(7,841)	(7,771)
Selling, general and administrative	(1,606)	(1,621)	(3,181)	(3,212)
Amortization of intangible assets	(60)	(66)	(121)	(134)
Restructuring and severance costs	(23)	(24)	(49)	(54)
Asset impairments	(127)	(11)	(179)	(11)
Gain (loss) on operating assets	-	2	(42)	5

Operating income	1,063	1,266	2,310	2,536
Interest expense, net	(308)	(314)	(628)	(588)
Other loss, net	(47)	(2)	(47)	(16)

Income before income taxes	708	950	1,635	1,932
Income tax provision	(279)	(313)	(625)	(644)

Net income	429	637	1,010	1,288
Less Net loss attributable to noncontrolling interests	1	1	3	3

Net income attributable to Time Warner Inc. shareholders	$430	$638	$1,013	$1,291

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.45	$0.60	$1.04	$1.19

Average basic common shares outstanding	956.8	1,065.4	962.5	1,078.1

Diluted net income per common share	$0.44	$0.59	$1.03	$1.18

Average diluted common shares outstanding	974.2	1,083.9	982.1	1,097.0

Cash dividends declared per share of common stock	$0.2600	$0.2350	$0.5200	$0.4700

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited; millions)

	2012	2011

OPERATIONS
Net income	$1,010	$1,288
Adjustments for noncash and nonoperating items:
Depreciation and amortization	436	461
Amortization of film and television costs	3,798	3,536
Asset impairments	179	11
(Gain) loss on investments and other assets, net	66	5
Equity in losses of investee companies, net of cash distributions	41	40
Equity-based compensation	147	147
Deferred income taxes	(164)	103
Changes in operating assets and liabilities, net of acquisitions	(4,754)	(4,723)

Cash provided by operations from continuing operations	759	868
Cash used by operations from discontinued operations	(8)	-

Cash provided by operations	751	868

INVESTING ACTIVITIES
Investments in available-for-sale securities	(24)	(3)
Investments and acquisitions, net of cash acquired	(262)	(297)
Capital expenditures	(283)	(337)
Investment proceeds from available-for-sale securities	-	8
Other investment proceeds	56	39

Cash used by investing activities	(513)	(590)

FINANCING ACTIVITIES
Borrowings	1,027	2,023
Debt repayments	(672)	(45)
Proceeds from exercise of stock options	235	160
Excess tax benefit on stock options	38	17
Principal payments on capital leases	(6)	(5)
Repurchases of common stock	(1,290)	(1,976)
Dividends paid	(510)	(514)
Other financing activities	(66)	(81)

Cash used by financing activities	(1,244)	(421)

DECREASE IN CASH AND EQUIVALENTS	(1,006)	(143)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,476	3,663

CASH AND EQUIVALENTS AT END OF PERIOD	$2,470	$3,520

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended June 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,121	$(127)	$-	$(20)	$974
Film and TV Entertainment	137	-	-	(3)	134
Publishing	97	-	-	-	97
Corporate	(78)	-	-	-	(78)
Intersegment eliminations	(64)	-	-	-	(64)

Total	$1,213	$(127)	$-	$(23)	$1,063

Margin(a)	18.0%	(1.9%)	-	(0.3%)	15.8%

Three Months Ended June 30, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,026	$-	$(2)	$-	$1,024
Film and TV Entertainment	163	(11)	4	(2)	154
Publishing	169	-	-	-	169
Corporate	(84)	-	-	(2)	(86)
Intersegment eliminations	5	-	-	-	5

Total	$1,279	$(11)	$2	$(4)	$1,266

Margin(a)	18.2%	(0.2%)	-	-	18.0%

Please refer to pages 13 and 14 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Six Months Ended June 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$2,322	$(179)	$-	$(26)	$2,117
Film and TV Entertainment	352	-	-	(4)	348
Publishing	136	-	(42)	(1)	93
Corporate	(178)	-	-	(2)	(180)
Intersegment eliminations	(68)	-	-	-	(68)

Total	$2,564	$(179)	$(42)	$(33)	$2,310

Margin(a)	18.7%	(1.3%)	(0.3%)	(0.3%)	16.8%

Six Months Ended June 30, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$2,194	$-	$(2)	$(6)	$2,186
Film and TV Entertainment	318	(11)	7	(2)	312
Publishing	232	-	-	-	232
Corporate	(175)	-	-	(4)	(179)
Intersegment eliminations	(15)	-	-	-	(15)

Total	$2,554	$(11)	$5	$(12)	$2,536

Margin(a)	18.6%	(0.1%)	0.1%	(0.1%)	18.5%

Please refer to pages 13 and 14 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Asset impairments	$(127)	$(11)	$(179)	$(11)
Gain (loss) on operating assets	-	2	(42)	5
Other	(23)	(4)	(33)	(12)

Impact on Operating Income	(150)	(13)	(254)	(18)

Investment losses, net	(15)	(7)	(24)	(3)
Amounts related to the separation of Time Warner Cable Inc.	1	1	-	5
Amounts related to the disposition of the Warner Music Group	(6)	-	(6)	-

Pretax impact	(170)	(19)	(284)	(16)
Income tax impact of above items	24	11	60	14

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(146)	$(8)	$(224)	$(2)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$430	$638	$1,013	$1,291
Less Impact of items affecting comparability on net income	(146)	(8)	(224)	(2)

Adjusted net income	$576	$646	$1,237	$1,293

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.44	$0.59	$1.03	$1.18
Less Impact of items affecting comparability on diluted net income per common share	(0.15)	(0.01)	(0.23)	-

Adjusted EPS	$0.59	$0.60	$1.26	$1.18

Average diluted common shares outstanding	974.2	1,083.9	982.1	1,097.0

Asset Impairments

For the three and six months ended June 30, 2012, the Company recognized $127 million and $179 million, respectively, of charges at the Networks segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and the decision to close Turner’s TNT television operations in Turkey (collectively, the “Imagine and TNT Turkey Shutdowns”). These charges were primarily related to certain receivables, including value added tax receivables, inventories and long-lived assets, including Goodwill.

For the three and six months ended June 30, 2011, the Company recorded an $11 million impairment of capitalized software costs at the Film and TV Entertainment segment.

Gain (Loss) on Operating Assets

For the six months ended June 30, 2012, the Company recognized a loss on operating assets of $42 million at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

For the three and six months ended June 30, 2011, the Company recognized gains on operating assets of $2 million and $5 million, respectively.

Other

Other reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $2 million for the six months ended June 30, 2012, and $2 million and $4 million for the three and six months ended June 30, 2011, respectively.

Other also reflects external costs related to mergers, acquisitions or dispositions of $23 million and $31 million for the three and six months ended June 30, 2012, respectively, and $2 million and $8 million for the three and six months ended June 30, 2011, respectively. The external costs related to mergers, acquisitions or dispositions for the three and six months ended June 30, 2012 include charges of $20 million and $26 million, respectively, related to the Imagine and TNT Turkey Shutdowns.

Amounts related to securities litigation and government investigations and external costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Losses, Net

For the three and six months ended June 30, 2012, the Company recognized $15 million and $24 million, respectively, of net miscellaneous investment losses, including a $16 million loss on an investment in a network in Turkey recognized as part of the Imagine and TNT Turkey Shutdowns. For the three and six months ended June 30, 2011, the Company recognized $7 million and $3 million, respectively, of net miscellaneous investment losses. Investment losses, net are included in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Warner Cable Inc.

The Company recognized $1 million for the three months ended June 30, 2012 and $1 million and $5 million for the three and six months ended June 30, 2011, respectively, of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of the Warner Music Group

For both the three and six months ended June 30, 2012, the Company recognized a $6 million loss primarily related to a tax indemnification associated with the disposition of the Warner Music Group in 2004. This amount has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

  The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provisions or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Cash provided by operations from continuing operations	$343	$43	$759	$868
Add payments related to securities litigation and government investigations	-	2	2	4
Add external costs related to mergers, acquisitions, investments or dispositions	8	2	10	8
Add excess tax benefits on stock options	4	3	38	17
Less capital expenditures	(150)	(185)	(283)	(337)
Less principal payments on capital leases	(3)	(3)	(6)	(5)

Free Cash Flow	$202	$(138)	$520	$555

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing, marketing services and other marketing businesses.

Note 2.  INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Intersegment Revenues
Networks	$28	$22	$55	$43
Film and TV Entertainment	294	179	434	362
Publishing	4	13	17	24

Total intersegment revenues	$326	$214	$506	$429

Note 3.  FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11

Home video and electronic delivery of theatrical product revenues	$486	$708	$948	$1,249
Home video and electronic delivery of television product revenues	146	123	326	258